UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    August 3, 2005

    Roberts Realty Investors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

    Georgia
(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302, Atlanta, Georgia (Address of Principal Executive Offices)	30350 (Zip Code)

    (770) 394-6000
(Registrant's Telephone Number, Including Area Code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Roberts Realty Investors, Inc. (“Roberts Realty”), the registrant, conducts its business through Roberts Properties Residential, L.P. (the “operating partnership”), which owns all of Roberts Realty’s properties. Roberts Realty owns a 75.1% interest in the operating partnership and is its sole general partner. Roberts Realty enters into contractual commitments in the normal course of business with Roberts Properties, Inc. (“Roberts Properties”) and Roberts Properties Construction, Inc. (“Roberts Construction”), which are wholly owned by Mr. Charles S. Roberts, the registrant’s President, Chief Executive Officer and Chairman of the Board.

On July 29, 2005, Roberts Properties entered into an agreement to purchase approximately 22 acres of undeveloped land in Cumming, Georgia, north of metropolitan Atlanta. Roberts Properties conducted due diligence for the acquisition, and on August 4, 2005, Roberts Properties assigned the purchase agreement to Roberts Realty for no consideration. Roberts Realty then acquired the property on that date under the terms of the purchase agreement. The property is zoned for 154 residential units. Item 8.01 below describes the acquisition of the property more fully.

On August 3, 2005, in contemplation of the closing on the following day, the audit committee of the registrant’s board of directors approved (a) a design and development agreement between the operating partnership and Roberts Properties and (b) a construction contract between the operating partnership and Roberts Construction. The operating partnership then entered into these agreements, which are described below, with Roberts Properties and Roberts Construction. These terms and conditions are consistent with previous agreements between the operating partnership and each of Roberts Properties and Roberts Construction for development and construction services, respectively, for residential communities.

The design and development agreement provides for the development of the property for a development fee of $5,000 per residential unit, or $770,000, payable in equal monthly installments over the planned development period. Under this agreement, Roberts Properties will create and develop the project and manage the team of professionals involved. Roberts Properties will also provide supervisory services to ensure that the project is built in accordance with the approved plans and specifications.

The construction agreement provides for the construction of a 154-unit community for the cost of constructing the project plus 10% (5% profit and 5% overhead), payable monthly beginning with the start of construction. Roberts Construction will construct the project in accordance with approved plans and specifications.

Item 8.01   Completion of Acquisition or Disposition of Assets.

On August 4, 2005, the operating partnership purchased 22.03 acres of undeveloped land zoned for 154 residential units in Cumming, Georgia, north of Atlanta. The purchase price was $4,760,000 in cash, or $30,909 per residential unit. The property is located near the intersection of Georgia Highway 9 and Old Atlanta Road. The acquisition was part of a Section 1031 tax-deferred exchange using a portion of the proceeds from the registrant’s May 31, 2005 sale of its Ballantyne Place community, located in Charlotte, North Carolina. The registrant described the acquisition in the press release filed as Exhibit 99.1, which is incorporated into this Item 8.01 by this reference.

Item 9.01   Financial Statements and Exhibits.

(c)        Exhibits

Exhibit No.      Exhibit

10.1	Design and Development Agreement by and between Roberts Properties Residential, L.P. and Roberts
Properties, Inc., dated August 4, 2005.

10.2	Construction Contract by and between Roberts Properties Residential, L.P. and Roberts Properties
Construction, Inc., dated August 4, 2005.

99.1	Press Release dated August 9, 2005 regarding the registrant’s purchase of 22 acres for a new community.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: August 9, 2005	By: /s/ Michael A. Quinlan Michael A. Quinlan Vice President, Secretary and Controller

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